For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


          FIRST KEYSTONE ANNOUNCES 20TH CONSECUTIVE YEAR
                      OF INCREASED EARNINGS

Berwick, Pennsylvania - January 31, 2003 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported that net income reached a new record level of $6,587,000 for the year ended December 31, 2002, marking the 20th consecutive year that earnings have increased.

Earnings per share were $2.22 in 2002, an increase of 21.3% over the $1.83 reported in 2001. Return on assets was 1.59% and return on equity was 14.93% for 2002, as compared to return on assets and equity of 1.41% and 13.85% , respectively in 2001.

Increased net interest income as a result of an improved net interest margin and increased earnings assets was the primary reason for the increase in earnings in 2002.

Total assets increased to $439,526,000 as of December 31, 2002, an increase of 11.7% over 2001. Total deposits increased to $330,745,000, an increase of 12.2% over 2001. Equity capital remained very strong at $49,096,000 as of December 31, 2002.

The First National Bank of Berwick now operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc.,
     800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan,
Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc.,
800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J. Gerald Bazewicz at 570-752-3671, extension 172.


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